Exhibit (n)
ALPS VARIABLE INVESTMENT TRUST
Rule 18f−3 Plan

Adopted: December 7, 2006
As Amended: March 12, 2013, March 10, 2014 and March 9, 2015

Pursuant to Rule 18f−3 (“Rule 18f−3”) of the Investment Company Act of 1940, as amended (the “Act”), an open−end management investment company whose shares are registered on Form N-1A may issue more than one class of voting stock (hereinafter referred to as “Shares”), provided that these multiple classes differ either in the manner of distribution, or in services they provide to shareholders, or both. The Ibbotson Conservative ETF Asset Allocation Portfolio, Ibbotson Income and Growth ETF Asset Allocation Portfolio, Ibbotson Balanced ETF Asset Allocation Portfolio, Ibbotson Growth ETF Asset Allocation Portfolio, Ibbotson Aggressive Growth ETF Asset Allocation Portfolio, ALPS/Alerian Energy Infrastructure Portfolio, ALPS/Stadion Tactical Defensive Portfolio, ALPS/Red Rocks Listed Private Equity Portfolio and ALPS/Stadion Tactical Growth Portfolio of ALPS Variable Investment Trust (the “Trust”), a registered open-end investment company whose shares are registered on Form N−1A, and any other existing fund or future fund or series created by the Trust (each, a “Portfolio” and collectively, the “Portfolios”), may offer to shareholders multiple classes of shares in the Portfolios in accordance with this Rule 18f-3 plan (the “Plan”), pursuant to approval by the Board of Trustees.

Authorized Classes

Each Portfolio may issue one or more classes of shares, in the same or separate prospectuses, which may include Class I, Class II and Class III (collectively, the “Classes” and individually, each a “Class”).

Class I, Class II and Class III shares are sold without a sales load. Class I, Class II and Class III shares may also be offered with fees for distribution, servicing and marketing of such shares (“12b-1 Fees”), as well as fees for shareholder servicing (“Service Organization Fees” and “Shareholder Servicing Fees”) of such shares pursuant to a Distribution Agreement and Shareholder Servicing Agreement, respectively.  Class I shares do not impose 12b-1 Fees.

The Classes of shares issued by any Portfolio will be identical in all respects except for Class designation, allocation of certain expenses for a Class directly related to the distribution or service arrangement, or both, and voting rights.  Each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interests in the same investment Portfolio.  Therefore, each Class is subject to the same investment objectives, policies and limitations.

Class Expenses

Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Portfolio’s assets, that are directly attributable to the kind or degree of services rendered to that Class (“Class Expenses”).

Class Expenses, including the management fee or the fee of other service providers, may be waived or reimbursed by the Portfolio’s investment adviser, underwriter, or any other provider of services to the Portfolios with respect to each Class of a Portfolio on a Class by Class basis.

Exchange Privileges

Shareholders may exchange shares of one Portfolio for shares of any of the other portfolios of the Trust which are available for sale in their state, in accordance with the terms of the Portfolio’s prospectuses.

Effective Date

This Plan was originally adopted as of December 7, 2006, pursuant to determinations made by the Trustees of the Trust, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Class individually and each Portfolio and the Trust as a whole. This Plan will continue in effect until terminated in accordance with “Termination” below.

Compliance with Fund Governance Standards

While the Plan is in effect, the Board of Trustees will comply with the fund governance standards that are prerequisites to the use of Rule 18f-3 under Rule 0-1(a)(7) of the Act, as in effect from time to time, and of any successor provision or provisions thereto.

Amendment

Material amendments to the Plan may be made with respect to a Class at any time with the approval of the Trustees of the Trust, including a majority of the Independent Trustees, upon finding that the Plan as proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Portfolio and the Trust as a whole.

Termination

This Plan may be terminated by the Trustees without penalty at any time.